                                                                      EXHIBIT 99

           APPLIED INDUSTRIAL TECHNOLOGIES REPORTS EARNINGS RISE 170%
                  TO RECORD LEVELS IN FISCAL 2005 FIRST QUARTER

CLEVELAND, Ohio, October 19, 2004 - Applied Industrial Technologies (NYSE: AIT) today reported its sales increased 14% and net income rose by 170% in the fiscal 2005 first quarter, ended September 30. This represents the company's highest ever quarterly earnings and continues a string of eight consecutive quarters of year-over-year EPS growth of over 25%.

Quarterly results are consistent with the company's sales and earnings guidance, which was revised upward on September 20, 2004.

Net sales for the first quarter increased to $413,126,000 from $361,146,000 in the comparable period a year ago. Net income for the quarter increased to $13,040,000 or $0.65 per share compared to $4,832,000 or $0.25 per share last year.

Commenting on the performance, Applied Chairman & Chief Executive Officer David
L. Pugh said, "We were extremely pleased by our first quarter performance. The rebound of the industrial economy created strong demand for our products and services as industrial plants ran at an increasing rate of utilization. This strong demand coupled with our improved business strategies and more efficient operations, helped us drive our operating margin to 5.2%, more than 100% higher than last year's first quarter.

"The fundamentals in our business remain very healthy. While somewhat higher, our inventories are consistent with expected future customer demand. Receivables are well-controlled. Long-term debt remains low.

"At this point, we expect that fiscal 2005 second quarter sales will rise between 8 and 12% compared to the same quarter last year, with earnings per share in the range of $0.42 and $0.52 compared to $0.26 in the second quarter last year. The second quarter of fiscal 2005 contains three fewer sales days than the first quarter just ended. For fiscal 2005 as a whole, we reiterate our previous guidance of earnings in a range of $2.15 to $2.35 per share on sales of between $1.63 billion and $1.66 billion."

During the first quarter of 2005, the company purchased 203,000 shares of its common stock for $6.0 million. At September 30, 2004, the company had remaining authorization to repurchase approximately 667,000 additional shares.

Applied will host its first quarter conference call at 2 p.m. on Tuesday, October 19. To join in the call, dial 1-800-289-0569 and use passcode 865048. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Bill
L. Purser and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available at 1-888-203-1112 (passcode 865048) from 3:30 p.m. on October 19 through midnight on October 29.

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2004, the Company posted sales of $1.52 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "guidance," "see" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                   -------------------------------------------
                       (Thousands, except per share data)
--------------------------------------------------------------------------------

                                                                            Three Months
                                                                         Ended September 30
                                                              ----------------------------------
                                                                          2004           2003
                                                              ----------------------------------
NET SALES                                                              $ 413,126      $ 361,146
Cost of sales                                                            303,604        267,669
------------------------------------------------------------------------------------------------
GROSS PROFIT                                                             109,522         93,477
Selling, distribution and administrative                                  88,019         84,481
------------------------------------------------------------------------------------------------
OPERATING INCOME                                                          21,503          8,996
Interest expense, net                                                      1,303          1,318

Other (income) expense, net                                                (270)            166
------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                20,470          7,512
INCOME TAXES                                                               7,430          2,680
------------------------------------------------------------------------------------------------
NET INCOME                                                             $  13,040      $   4,832
================================================================================================
NET INCOME PER SHARE - BASIC                                           $    0.67      $    0.25
================================================================================================
NET INCOME PER SHARE - DILUTED                                         $    0.65      $    0.25
================================================================================================
AVERAGE SHARES OUTSTANDING - BASIC                                        19,492         19,008
================================================================================================
AVERAGE SHARES OUTSTANDING - DILUTED                                      20,112         19,413
================================================================================================


     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2) Other (income) expense, net for the quarter ended September 30, 2004 includes a non-recurring gain of $716 related to the settlement of an insurance policy claim. This gain was offset by other non-operating expense items.

(3) Certain reclassifications have been made to prior year amounts to be consistent with presentation in the current year.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                              (Amount in Thousands)
--------------------------------------------------------------------------------

                                                                                September 30,          June 30,
                                                                                    2004                2004
---------------------------------------------------------------------------------------------------------------
ASSETS
  Cash                                                                             $ 63,192           $ 69,667
  Accounts receivable, less allowances of $6,500 and $6,400                         201,043            190,815
  Inventories                                                                       173,367            159,594
  Other current assets                                                               23,020             22,957
---------------------------------------------------------------------------------------------------------------
       Total current assets                                                         460,622            443,033
  Property - net                                                                     75,354             77,025
  Goodwill                                                                           50,119             49,852
  Other assets                                                                       26,907             26,931
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                       $613,002           $596,841
===============================================================================================================

LIABILITIES
  Accounts payable                                                                 $ 84,180           $ 78,767
  Other current liabilities                                                          68,683             72,562
---------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                    152,863            151,329
  Long-term debt                                                                     77,570             77,767
  Other liabilities                                                                  29,759             28,210
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                   260,192            257,306
---------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                                352,810            339,535
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $613,002           $596,841
================================================================================================================

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                 -----------------------------------------------
                              (Amount in Thousands)

                                                         Three Months Ended September 30
                                                      --------------------------------------
                                                            2004                    2003
--------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN) OPERATIONS:
  Net income                                              $ 13,040                $  4,832
  Items not requiring cash:
    Depreciation and amortization                            4,039                   4,049
    Other                                                    3,567                   2,781
  Gain on sale of property                                    (291)                    (37)
  Cash effect of changes in working capital                (19,570)                (15,488)
--------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN) OPERATIONS                        785                  (3,863)
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Property purchases                                        (1,758)                 (8,742)
  Proceeds from property sales                                 398                     559
  Deposits and other                                          (877)                    330
--------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                           (2,237)                 (7,853)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Change in cash overdrafts                                   (831)                 (4,783)
  Purchase of common stock for treasury                     (5,987)                 (1,982)
  Cash dividends paid                                       (2,753)                 (2,294)
  Other                                                      4,377                   2,810
--------------------------------------------------------------------------------------------
CASH USED IN FINANCING ACTIVITIES                           (5,194)                 (6,249)
--------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                        171                     (26)
--------------------------------------------------------------------------------------------
DECREASE IN CASH                                          $ (6,475)               $(17,991)
========== =================================================================================